Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN REPORTS 6% EARNINGS PER SHARE GROWTH FOR ITS FISCAL 2011 SECOND QUARTER; RAISES GUIDANCE FOR FISCAL 2011

Louisville, KY, December 9, 2010 – Continuing its strong international growth, Brown-Forman grew diluted earnings per share 6% to $1.05 and reported operating income 4% to $235 million for its fiscal 2011 second quarter ended October 31, 2010.  For the first six months of the fiscal year, diluted earnings per share increased 1% to $1.80 while reported operating income decreased 2% to $408 million.  Underlying1 operating income grew 2% in the second quarter and increased 1% for the first six months of fiscal 2011.  The company raised its fiscal 2011 earnings per share guidance range to $3.18 to $3.42.

Paul Varga, the company’s chief executive officer stated, “We are pleased with the continued growth of the company through the first half of the fiscal year, particularly the growth in underlying gross profit attributable to our international growth.  Based on our first half success, we have more confidence in our outlook for the remainder of the year and reflected that in our guidance.”

Brown-Forman continued to grow underlying and reported net sales in the low single digits during the quarter by 2% and 1% respectively. The company continued its underlying gross profit trends, posting 3% growth for the fourth consecutive quarter.  Reported gross profit increased 4%.  Brown-Forman’s growth of net sales and gross profit was led by strong performance in various markets around the world including Australia, Mexico, Spain, the U.K., Germany, and Turkey, which more than offset a soft performance in the U.S. and Russia, the latter of which experienced expected disruption due to a route-to-market change.  The company continued its rollout of brand and marketing innovations during the quarter, which contributed modestly to net sales and gross profit growth for the three-month period.  The Jack Daniel’s Family of Brands grew net sales 5% for the six-month period.  For the balance of fiscal 2011, Brown-Forman expects to continue its solid underlying gross profit growth of the last few quarters and to benefit from broad-based sales growth through its portfolio development and geographic expansion.

Although planned and timing related increases in operating expenses2 offset the growth in net sales and gross profit for the first six months on a reported basis, underlying operating income returned to growth in the second quarter and for the first half of the year.  The company continued to strive to optimize its mix of total brand investment by reallocating resources among brands, geographies, and channels to effectively and efficiently reach consumers around the world.  Brown-Forman expects to remain flexible in directing brand spending and other resources to activities that support the business in the current environment while continuing to position the company for long-term growth.

Reported selling, general, and administrative expense for both the quarter and year-to-date was affected by costs associated with changes to the company’s route-to-market in Germany, Brazil, Canada, and Russia.  Varga stated, “These strategic investments in our route-to-market should further enhance our company’s ability to deliver long-term growth.”  Also during the quarter, Brown-Forman recognized an incremental $5 million of pension expense (an incremental $10 million for the first six months of fiscal 2011) compared to the same period last year, driven by a reduction in the discount rate.  This incremental pension expense is expected to recur each of the remaining two quarters of the fiscal year.  For the balance of the fiscal year, Brown-Forman continues to expect selling, general, and administrative expenses to moderate significantly and underlying operating income to grow in the mid-single digits for the full fiscal year.

1 Underlying change represents the percentage increase or decrease in reported financial results in accordance with generally accepted accounting principles (GAAP) in the United States, adjusted for certain items.  A reconciliation from reported to underlying net sales, gross profit, advertising expense, SG&A, and operating income (non-GAAP measures) increases or decreases for the first six months  of fiscal 2011, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A and the note to this press release.
2 Advertising expenses plus selling, general, and administrative expenses

During the quarter, the company repurchased a combined total of $58 million of Class A and Class B shares as part of its authorization which expired on December 1, 2010.  Total program repurchases were $117 million, at an average price of approximately $60 per share. On November 18, 2010, Brown-Forman declared a regular quarterly cash dividend of $0.32 per share on Class A and Class B common stock; a 6.7% increase over the prior dividend.  For 27 consecutive years, Brown-Forman has increased its dividends per share.  The cash dividend is payable on December 27, 2010 to stockholders of record on December 7, 2010.  On December 1, 2010 the company announced an additional special cash dividend of $1.00 per share on Class A and Class B common stock.  This special cash dividend is payable on December 28, 2010 to stockholders of record on December 10, 2010.  Given the uncertainty surrounding the renewal of the current dividend tax rates which expire on December 31, 2010, the company chose to make each of these payments in calendar 2010.

Full-Year Outlook

Brown-Forman raised its fiscal 2011 full-year earnings outlook to a range of $3.18 to $3.42 per share, due to foreign exchange along with gross profit expectations associated with international growth and production efficiencies.  Several uncertainties remain, including the global economic and consumer environments, especially in the Euro zone.  Additional factors that may affect full-year earnings include foreign exchange volatility, the company’s performance in the important holiday period, and the pace of improvement in the U.S. market as well as with the Southern Comfort brand.  Brown-Forman continues to anticipate underlying operating income growth in the mid-single digits for its fiscal 2011.

Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EDT) this morning.  All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial 706-679-3410 and ask for the Brown-Forman call.  No password is required.  The company suggests that participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet Web site, www.brown-forman.com, through a link to "Investor Relations."   For those unable to participate in the live call, a replay will be available by calling 800-642-1687 (U.S.) or 706-645-9291 (international).  The identification code is 23789959.  A digital audio recording of the conference call will also be available on the Web site approximately one hour after the conclusion of the conference call.  The replay will be available for at least 30 days following the conference call.

For 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Fetzer, Korbel, Gentleman Jack, el Jimador, Tequila Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, Woodford Reserve, and Bonterra.  Brown-Forman’s brands are supported by nearly 4,000 employees and sold in approximately 135 countries worldwide.  For more information about the company, please visit http://www.brown-forman.com/.

Important Information on Forward-Looking Statements:

This report contains statements, estimates, and projections that are "forward-looking statements" as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “potential,” “project,” “pursue,” “see,” “will,” “will continue,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:

•
continuing or additional pressure on economic conditions in major markets or political, financial, or equity market turmoil (and related credit and capital market instability and  illiquidity); high unemployment; supplier, customer or consumer credit or other financial problems; inventory fluctuations at distributors, wholesalers, or retailers; bank failures or governmental nationalizations; etc.

•
successful development and implementation of effective business and brand strategies and innovations, including distribution, marketing, promotional activity, favorable trade and consumer reaction to our product line extensions, formulation, and packaging changes

•	competitors’ pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, product introductions, or other competitive activities
•
prolonged continuation or acceleration of the declines in consumer confidence or spending, whether related to economic conditions (such as austerity measures or tax increases), wars, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors

•
changes in tax rates (including excise, sales, VAT, corporate, individual income, dividends, capital gains) or in related reserves, changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, tariffs,  or other restrictions affecting beverage alcohol, and the unpredictability and suddenness with which they can occur

•	trade or consumer resistance to price increases in our products
•	tighter governmental restrictions on our ability to produce, import, sell, price, or market our products, including advertising and promotion; regulatory compliance costs
•	business disruption, decline or costs related to reductions in workforce or other cost-cutting measures
•	lower returns and discount rates related to pension assets, higher interest rates, or significant fluctuations in inflation rates; deflation
•	fluctuations in the U.S. dollar against foreign currencies, especially the euro, British pound, Australian dollar, or Polish zloty
•
changes in consumer behavior and our ability to anticipate and respond to them, including reduction of bar, restaurant, hotel or other on-premise business; shifts to discount store purchases or shifts away from premium-priced products; other price-sensitive consumer behavior; or reductions in travel

•	changes in consumer preferences, societal attitudes or cultural trends that result in reduced consumption of our products
•
distribution arrangement and other route-to-consumer decisions or changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in implementation-related costs

•	adverse impacts resulting from our acquisitions, dispositions, joint ventures, business partnerships, or portfolio strategies
•
lower profits, due to factors such as fewer used barrel sales, lower production volumes (either for our own brands or for those of third parties), sales mix shift toward lower priced or lower margin skus, or cost increases in energy or raw materials, such as grapes, grain, agave, wood, glass, plastic, or closures

•
climate changes, agricultural uncertainties, environmental calamities, our suppliers’ financial hardships or other factors that affect the  availability, price, or quality of grapes, agave, grain, glass, energy, closures, plastic, or wood

•	negative publicity related to our company, brands, personnel, operations, business performance or prospects
•	product counterfeiting, tampering, contamination, or recalls and resulting negative effects on our sales, brand equity, or corporate reputation
•
significant costs or other adverse developments stemming from litigation or governmental investigations of beverage alcohol industry business, trade, or marketing practices by us, our importers, distributors, or retailers

•	impairment in the recorded value of any assets, including receivables, inventory, fixed assets, goodwill or other intangibles

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended October 31, 2009 and 2010
(Dollars in millions, except per share amounts)

	2009	2010	Change

Net sales	$892.9	$905.7	1%
Excise taxes	194.1	207.3	7%
Cost of sales	255.8	239.6	(6%)
Gross profit	443.0	458.8	4%
Advertising expenses	92.1	93.5	1%
Selling, general, and administrative expenses	125.1	132.9	6%
Amortization expense	1.3	1.3
Other (income), net	(1.1)	(3.9)
Operating income	225.6	235.0	4%
Interest expense, net	7.4	6.1
Income before income taxes	218.2	228.9	5%
Income taxes	70.9	74.9
Net income	$147.3	$154.0	5%

Earnings per share:
Basic	$0.99	$1.06	6%
Diluted	$0.99	$1.05	6%

Gross margin	49.6%	50.7%
Operating margin	25.3%	25.9%

Effective tax rate	32.5%	32.7%

Cash dividends paid per common share	$0.2875	$0.3000

Shares (in thousands) used in the calculation of earnings per share
Basic	147,992	145,649
Diluted	148,694	146,504

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Six Months Ended October 31, 2009 and 2010
(Dollars in millions, except per share amounts)

	2009	2010	Change

Net sales	$1,630.8	$1,650.6	1%
Excise taxes	361.2	382.8	6%
Cost of sales	446.5	430.2	(4%)
Gross profit	823.1	837.6	2%
Advertising expenses	168.2	169.8	1%
Selling, general, and administrative expenses	242.2	264.9	9%
Amortization expense	2.6	2.5
Other (income), net	(7.5)	(7.3)
Operating income	417.6	407.7	(2%)
Interest expense, net	14.6	12.4
Income before income taxes	403.0	395.3	(2%)
Income taxes	134.4	129.9
Net income	$268.6	$265.4	(1%)

Earnings per share:
Basic	$1.80	$1.81	1%
Diluted	$1.79	$1.80	1%

Gross margin	50.5%	50.7%
Operating margin	25.6%	24.7%

Effective tax rate	33.4%	32.9%

Cash dividends paid per common share	$0.5750	$0.6000

Shares (in thousands) used in the calculation of earnings per share
Basic	148,797	146,113
Diluted	149,481	146,948

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
 (Dollars in millions)

	April 30,	October 31,
	2010	2010
Assets:
Cash and cash equivalents	$231.6	$155.7
Accounts receivable, net	418.0	544.0
Inventories	650.6	698.9
Other current assets	226.3	205.1
Total current assets	1,526.5	1,603.7

Property, plant, and equipment, net	467.8	449.5
Goodwill	666.5	669.3
Other intangible assets	669.6	669.4
Other assets	52.6	48.2
Total assets	$3,383.0	$3,440.1

Liabilities:
Accounts payable and accrued expenses	$342.4	$381.7
Short-term borrowings	187.5	129.2
Other current liabilities	15.7	31.6
Total current liabilities	545.6	542.5

Long-term debt	507.9	508.5
Deferred tax liabilities	82.2	96.1
Accrued postretirement benefits	283.4	254.0
Other liabilities	68.9	63.6
Total liabilities	1,488.0	1,464.7

Stockholders’ equity	1,895.0	1,975.4

Total liabilities and stockholders’ equity	$3,383.0	$3,440.1

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Six Months Ended October 31, 2009 and 2010
(Dollars in millions)

	2009	2010

Cash provided by operating activities	$205.7	$177.8

Cash flows from investing activities:
Proceeds from sale of property, plant, and equipment	--	12.1
Additions to property, plant, and equipment	(12.4)	(15.1)
Other	(1.8)	(1.3)
Cash used for investing activities	(14.2)	(4.3)

Cash flows from financing activities:
Net repayment of debt	(36.3)	(59.7)
Acquisition of treasury stock	(139.0)	(106.6)
Dividends paid	(85.8)	(87.9)
Other	0.5	3.0
Cash used for financing activities	(260.6)	(251.2)

Effect of exchange rate changes on cash and cash equivalents	18.3	1.8

Net decrease in cash and cash equivalents	(50.8)	(75.9)

Cash and cash equivalents, beginning of period	340.1	231.6

Cash and cash equivalents, end of period	$289.3	$155.7

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Six Months Ended	Fiscal Year Ended
	October 31, 2010	October 31, 2010	April 30, 2010

Reported change in net sales	1%	1%	1%
Impact of foreign currencies	-	-	-
Estimated net change in distributor inventories	1%	1%	(1%)
Discontinued brands	-	-	1%

Underlying change in net sales	2%	2%	1%

Reported change in gross profit	4%	2%	2%
Impact of foreign currencies	(2%)	-	1%
Estimated net change in distributor inventories	1%	1%	(1%)
Non-cash agave charge (FY2009)	-	-	(1%)

Underlying change in gross profit	3%	3%	1%

Reported change in advertising	1%	1%	(9%)
Impact of foreign currencies	-	1%	(1%)
Discontinued brands	-	-	1%

Underlying change in advertising	1%	2%	(9%)

Reported change in SG&A	6%	9%	(1%)
Changes in route-to-market	(1%)	(1%)	-
Impact of foreign currencies	1%	1%	-
	-	-	2%

Underlying change in SG&A	6%	9%	1%

Reported change in operating income	4%	(2%)	7%
Impact of foreign currencies	(4%)	-	1%
Changes in route-to-market	1%	1%	-
Estimated net change in distributor inventories	1%	2%	(2%)
Non-cash agave charge (FY2009)	-	-	(4%)
Reduction in workforce	-	-	(2%)
Impairment charge	-	-	2%
Discontinued brands	-	-	4%

Underlying change in operating income	2%	1%	6%

Notes:
Foreign currencies – Refers to net gains and losses incurred by the company relating to sales and purchases in currencies other than the U.S. Dollar.  Brown-Forman uses the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of the business (both positively and negatively).  To neutralize the effect of foreign exchange fluctuations, the company has historically translated current year results at prior year rates.  While Brown-Forman recognizes that foreign exchange volatility is a reality for a global company, it routinely reviews its performance on a constant dollar basis.  The company believes this allows both management and investors to understand better Brown-Forman’s growth trends.

Estimated net change in distributor inventories – Refers to the estimated financial impact of changes in distributor inventories for the company’s brands.  Brown-Forman computes this effect using estimated depletion trends and separately identifying trade inventory changes in the variance analysis for key measures.  Based on the estimated depletions and the fluctuations in distributor inventory levels, the company then adjusts the percentage variances from prior to current periods for our key measures.  Brown-Forman believes it is important to make this adjustment in order for management and investors to understand the results of the business without distortions that can arise from varying levels of distributor inventories.

Discontinued brands – Refers both to the company’s December 2008 sale of its Bolla and Fontana Candida Italian wine brands to Gruppo Italiano Vini (GIV) and to the impact of certain agency brands distributed in various geographies that exited Brown-Forman’s portfolio during the comparable fiscal year.  The company believes that excluding the prior incremental net contribution from these brands, as well as the net gain on the sale of the Italian wine brands, provides helpful information in forecasting and planning the growth expectations of the company.

Non-cash agave charge (FY2009) – Refers to an abnormal number of agave plants identified during the first quarter of fiscal 2009 as dead or dying.  Although agricultural uncertainties are inherent in the tequila or any other business that includes the growth and harvesting of raw materials, Brown-Forman believes that the magnitude of this item distorts the underlying trends of the business.  Therefore, the company believes that excluding this $22.4 million pre-tax non-cash charge allows for a better understanding of profit trends.

Changes in route-to-market – Refers to start-up related expenses associated with the changes to the company’s distribution structure in Germany, Brazil, Canada, and Russia.  The company believes that excluding these costs allows both management and investors to understand better Brown-Forman’s growth trends.

Reduction in workforce – Refers to the $12 million of charges associated with the reduction in global workforce, including the early retirement program, during April 2009.  Brown-Forman believes that excluding those costs provides investors a better understanding of the company’s cost base.

Impairment charge – Refers to a non-cash charge related to a trademark impairment of Don Eduardo, a low-volume, high-priced tequila brand.  Brown-Forman believes excluding this $11.6 million pre-tax non-cash charge allows for a better understanding of profit trends.

The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

Schedule B

Brown-Forman Corporation
Supplemental Information (Unaudited)
Six Months Ended October 31, 2010

	% Change vs. YTD FY2010
	Depletions3		Net Sales4
Brand	9-Liter	Equivalent Conversion5	Reported	Constant Currency
Jack Daniel’s Family of Brands	8%	4%	5%	5%
Jack Daniel’s Family of Whiskey Brands6	3%	3%	2%	3%
Jack Daniel’s RTD7	18%	18%	26%	18%
el Jimador Family of Brands	2%	7%	18%	14%
el Jimador	9%	9%	21%	17%
New Mix RTD8	1%	1%	14%	8%
Finlandia	0%	0%	(3%)	(2%)
Southern Comfort Family of Brands	(3%)	(3%)	(3%)	(3%)
Southern Comfort9	(3%)	(3%)	(2%)	(1%)
Southern Comfort RTD/RTP10	0%	0%	(17%)	(22%)
Fetzer Valley Oaks	(10%)	(10%)	(14%)	(14%)
Canadian Mist	(4%)	(4%)	(7%)	(7%)
Korbel Champagne	3%	3%	(2%)	(2%)
Super-Premium Other11	10%	10%	4%	3%
Rest of Brand Portfolio (excl. Discontinued Brands)	(9%)	(9%)	(10%)	(12%)
Total Active Brands12	3%	0%	2%	2%
Note: Totals may differ due to rounding

3 Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand
4 Net sales figures are shipment based
5 Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) brands to similar drinks equivalent as the parent brand for various trademark families.  RTD volume is divided by 10.
6 Includes Jack Daniel’s Tennessee Whiskey, Gentleman Jack, and Jack Daniel’s Single Barrel
7 Refers to all RTD line extensions of Jack Daniel’s
8 RTD brand produced with el Jimador tequila
9 Includes Southern Comfort, Southern Comfort Reserve, and Southern Comfort Lime
10 Refers to all RTD and ready-to-pour (RTP) line extensions of Southern Comfort; excludes Southern Comfort Lime due to its higher proof
11 Includes Bonterra, Chambord Family, Herradura, Sonoma-Cutrer, Tuaca, and Woodford Reserve
12 Total continuing brand reported net sales can be calculated using data supplied on Schedule A by adding the discontinued brand adjustment to the reported change in net sales.  Calculating constant currency net sales requires the additional step of adding the foreign currencies adjustment.

Schedule B Continued

Brown-Forman Corporation
Supplemental Information (Unaudited)
Six Months Ended October 31, 2010

Additional Commentary:

•	For the Jack Daniel’s Family of Whiskey Brands, fiscal 2011 first six month depletion gains in France, Spain, Turkey, Germany, Poland, and Mexico outpaced declines in the U.S. and South Africa.

•	International depletions for Jack Daniel’s Tennessee Whiskey grew 8% in the second quarter of fiscal 2011. U.S. depletions for the brand declined 1% for the quarter.

•
Gentleman Jack’s depletions, reported net sales and constant currency net sales continued to outperform the parent brand during the three and six month periods; Jack Daniel’s Single Barrel outperformed in depletions and constant currency net sales.

•
Jack Daniel’s RTDs registered significant double-digit growth in net sales on both a reported and constant currency basis for the first half of fiscal 2011 as the brands continued to benefit from strong volumetric gains in Australia, Germany, U.K., Mexico, and Italy and further geographic expansion into other markets.  Notably, Jack Daniel’s RTDs registered these gains after growing the prior year first six months reported and constant currency net sales 42% and 48%, respectively.

•
Finlandia’s depletions declined in the second quarter due primarily to disruption related to a distribution change in Russia.  In Poland, Finlandia’s depletions grew 4% in the second quarter and 2% for the first six months.

•
Southern Comfort RTD/RTP sales trends were affected by difficult comparisons related to last year’s introduction of Southern Comfort Sweet Tea and Southern Comfort Hurricane.  The company believes Southern Comfort liqueur in the U.S. continued to be affected by increased competition from flavored whiskeys, flavored vodkas, and spiced rums, particularly those consumed in the more traditional shot occasion.

•
el Jimador’s growth continued due to strong double-digit depletion gains in the U.S. and expansion into international markets outside of Mexico.   New Mix benefited from geographic expansion into the U.S.

•	Many of the company’s super-premium brands benefited from innovation activities including new packaging for Herradura and Tuaca as well as the introduction of a vodka line extension to Chambord.

•	A decline in one agency brand’s volume following price increases more than accounted for the total decline in the rest of the portfolio.